Item 26. Exhibit (h) i. a. 2.

FIRST AMENDMENT TO THE FINANCIAL SUPPORT AGREEMENT for

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

THIS FIRST AMENDMENT, effective as of May 24, 2019 (“First Amendment”), amends the Financial Support Agreement between C.M. Life Insurance Company, a Connecticut life insurance company (“Insurer”) and Invesco Distributors, Inc., a Delaware corporation, (“Invesco”) (collectively, the “Parties”) dated October 1, 2016 (“Agreement”).

WHEREAS, the Parties wish to amend the Agreement to add a party pursuant to Section 6; and

WHEREAS, the Parties wish to replace Schedule A; and

WHEREAS, Section 6 requires amendments to be mutually agreed upon by the Parties in writing; and

NOW THEREFORE, the Parties hereby agree to amend the terms of the Agreement, pursuant to Section 6, as follows:

1.	The Parties wish to amend the Agreement to add MML Bay State Life Insurance Company, a Connecticut life insurance company as a party. The Parties agree to add MML Bay State Life Insurance Company with the same rights and obligations as C.M. Life Company (each, individually an “Insurer” and collectively, the “Insurers”).

2.	All references in this Agreement to “Insurer” shall be replaced with “Insurers”.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	The Parties agree that:

a.	any expenses incurred pursuant to the Agreement shall be allocated to and from the parties in conformity with customary insurance accounting practice; and

b.	the books, accounts and records of each party shall be maintained as to clearly and accurately disclose the precise nature and details of transactions performed pursuant to the Agreement.

c.	all books and records of the Insurers are and remain the property of the Insurers and are subject to control of the Insurer;

d.	all funds and invested assets of the Insurers are the exclusive property of the Insurers, held for the benefit of the Insurer and are subject to the control of the Insurers;

e.	if an Insurer is placed in receivership or seized by the Commissioner under Chapter 704c of the Connecticut General Statutes:

i.	notice will be provided promptly to Invesco

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ii.	all of the rights of the Insurer under the Agreement extend to the receiver or Commissioner; and,

iii.	all books and records will immediately be available to the receiver or the Commissioner, and shall be turned over to the receiver or Commissioner immediately upon the receiver’s or the Commissioner’s request;

iv.	Invesco has no automatic right to terminate the agreement; and

v.	Invesco will continue to maintain any systems, programs or other infrastructure notwithstanding a seizure by the Commissioner under Chapter 704c of the Connecticut General Statutes, and will make them available to the receiver, for as long as Invesco continues to receive appropriate services rendered pursuant to the terms of the Agreement.

vi.	In the event of a conflict between Section 8 of the Financial Support Agreement and this section, the parties agree that this section will control.

f.	The parties agree that any claim or dispute between them under this Agreement shall be submitted to the jurisdiction of FINRA Dispute Resolution, to be heard and decided by an industry arbitration panel in accordance with the rules and of FINRA as applicable when the arbitration is filed. If FINRA declines jurisdiction of the dispute for any reason, then the dispute may be resolved through arbitration in accordance with the rules and regulations of the American Arbitration Association. Any award by an arbitration panel shall be final and not subject to appeal and judgment upon the award may be entered by any court having jurisdiction. Venue for any such arbitration hearing will be the State of Texas. This Section 4(f) shall survive any termination of this Agreement.

5.	Each party agrees to indemnify, defend and hold harmless the other party from and against any and all losses, liabilities, claims, or actions, which result from or arise in connection with (a) the indemnifying party’s breach of this Agreement or a representation or warranty under this Agreement; (b) the indemnifying party’s gross negligence or willful misconduct; and (c) any violations of applicable laws or regulations by the indemnifying party.

6.	The Parties agree that any amendments, changes, or assignments of the Agreement are subject to the approval of the State of Connecticut Insurance Department.

7.	Except as expressly provided in this First Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

8.	Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties below have caused this First Amendment to the Financial Support Agreement for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) to be executed by their duly authorized officers effective as of the day and year first written above.

C.M. LIFE INSURANCE COMPANY

By:	/s/ Philip Michalowski

Print Name:	Philip Michalowski

Title:	Head of Annuity Product

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Philip Michalowski

Print Name:	Philip Michalowski

Title:	Head of Annuity Product

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri

Print Name:	Nicole Filingeri

Title:	Vice President

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SCHEDULE A

FINANCIAL SUPPORT FEE

1)	Invesco agrees to pay to Insurers a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Portfolios attributable to the Contracts issued by Insurers at the following annual rates:

Annual Rate: [__________]	Invesco V.I. Equally Weighted S&P 500 Fund Invesco V.I. Government Money Market Fund Invesco V.I. S&P 500 Index Fund
Annual Rate: [__________]

Invesco V.I. American Franchise Fund

Invesco V.I. American Value Fund

Invesco V.I. Balanced-Risk Allocation Fund

Invesco V.I. Comstock Fund

Invesco V.I. Core Equity Fund

Invesco V.I. Core Plus Bond Fund

Invesco V.I. Diversified Dividend Fund

Invesco V.I. Equity and Income Fund

Invesco V.I. Global Core Equity Fund

Invesco V.I. Global Real Estate Fund

Invesco V.I. Government Securities Fund

Invesco V.I. Growth and Income Fund

Invesco V.I. High Yield Fund

Invesco V.I. Health Care Fund

Invesco V.I. International Growth Fund

Invesco V.I. Managed Volatility Fund

Invesco V.I. Mid Cap Core Equity Fund

Invesco V.I. Mid Cap Growth Fund

Invesco V.I. Small Cap Equity Fund

Invesco V.I. Technology Fund

Invesco V.I. Value Opportunities Fund

Annual Rate: [__________]

Invesco Oppenheimer V.I. Capital Appreciation Fund

Invesco Oppenheimer V.I. Conservative Balanced Fund

Invesco Oppenheimer V.I. Discovery Mid-Cap Growth Fund

Invesco Oppenheimer V.I. Global Fund

Invesco Oppenheimer V.I. Global Strategic Income Fund

Invesco Oppenheimer V.I. International Growth Fund

Invesco Oppenheimer V.I. Main Street Fund

Invesco Oppenheimer V.I. Main Street Small Cap Fund

Invesco Oppenheimer V.I. Total Return Bond Fund

2)	Invesco agrees to reimburse Insurers for reasonable and documented printing costs, in aggregate, for Fund Materials issued for C.M. Life Insurance Company, MML Bay State Insurance Company and Mass Mutual Life Insurance Company, according to the following reimbursement grid. Any costs exceeding reimbursement caps shown below will be borne by the Insurers. All reimbursements to Insurer for documented printing costs will terminate as of December 31, 2022

May 25, 2019 – December 31, 2019	$116k reimbursement cap
January 1, 2020 – December 31, 2020	$150k reimbursement cap
January 1, 2021 – December 31, 2021	$150k reimbursement cap
January 1, 2022- December 31, 2022	$150K reimbursement cap

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